SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. _)
                             ----------------------

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

CHECK THE APPROPRIATE BOX:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Materials Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             FRENCH FRAGRANCES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      (NAME OF PERSONS(S) FILING PROXY STATEMENT IF OTHER THAN REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

  [X]   No fee required.

  [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

  [ ]   Fee previously paid with preliminary materials.

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid: ________________________________________
   (2)  Form, Schedule or Registration No.: ______________________________
   (3)  Filing Party: __________________________________________________
   (4)  Date Filed: ___________________________________________________

                             FRENCH FRAGRANCES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 20, 1997


      Notice is hereby given that the Annual Meeting of Shareholders of French Fragrances, Inc. (the "Company"), will be held on June 20, 1997 at 10:00 a.m., local time, at the Company's principal executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, for the following purposes, as described in the attached proxy statement:

      1. To elect a board of six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

      2. To ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 31, 1998.

      5. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on April 28, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any adjournment thereof. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting.

      It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to please complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose.

                                      By Order of the Board of Directors.


                                      OSCAR E. MARINA
                                      Secretary


Miami, Florida
May  21, 1997


YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                             FRENCH FRAGRANCES, INC.
                            -------------------------

                                 PROXY STATEMENT
                            -------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 20, 1997

GENERAL

      This Proxy Statement has been prepared and is furnished by the Board of Directors of French Fragrances, Inc. (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at the Company's principal executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, at 10:00 a.m., Eastern Standard Time, on June 20, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying notice of meeting.

      It is anticipated that the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997, this Proxy Statement and the accompanying form of proxy card will be mailed to shareholders on or about May 21, 1997. The Annual Report is not to be regarded as proxy soliciting material.

      The Company was organized in Florida in 1960, and until the November 30, 1995 merger (the "Merger") of a privately-held Florida corporation named French Fragrances, Inc. ("FFI"), with and into the Company, was known as Suave Shoe Corporation and had been engaged in the manufacture and importation of casual, athletic and leisure footwear. Following the Merger, the Company, as the surviving corporation, changed its name to "French Fragrances, Inc" and management of FFI became the management of the Company. Since the Merger, the Company's principal business operations consist of the business operations previously conducted by FFI, which is the manufacture, distribution and marketing of prestige fragrances and related cosmetic products.

OUTSTANDING SHARES AND VOTING RIGHTS

      Only shareholders of record of the Common Stock, $.01 par value (the "Common Stock") on the books of the Company at the close of business on April 28, 1997 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 13,258,311 shares of Common Stock entitled to vote on each matter to be presented at the Annual Meeting. Holders of the Common Stock have one vote per share on all matters. No other class of stock of the Company has voting rights.

      A majority of the shares of Common Stock entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for action on a matter at a meeting of shareholders. In determining the presence of a quorum at the Annual Meeting, abstentions are counted and broker non-votes are not. The Company's Bylaws provide that the affirmative vote of a majority of the shares of the voting stock represented, in person or by proxy, and entitled to vote on a matter at a meeting in which a quorum is present shall be the act of the shareholders, except as otherwise provided by law. The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on whether a nominee for director is elected, but will have the same effect as votes against the ratification of the appointment of Deloitte & Touche, LLP as the independent auditors of the Company for the fiscal year ending January 31, 1998.

      As of April 28, 1997, the directors and executive officers of the Company (including companies under their control) beneficially owned approximately 40% of the Common Stock. The aggregate beneficial ownership of such persons permits them to have effective control of the Company and to direct the management and affairs of the Company.

      Shares represented by a properly executed proxy received in time to permit its use at the Annual Meeting or any adjournment thereof will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR the election of all nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending January 31, 1998, and in the discretion of the proxy holders as to any other matter which may properly come before the meeting.

      You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope. Each shareholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

      The following table sets forth, as of April 28, 1997 (unless otherwise noted): (i) the ownership of Common Stock by all persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; and
(ii) the beneficial ownership of Common Stock, Series B Convertible Preferred Stock of the Company, $.01 par value ("Series B Convertible Preferred"), and Series C Convertible Preferred Stock of the Company, $.01 par value ("Series C Convertible Preferred"), by (a) directors and nominees (listed by name) of the Company, (b) the Company's chief executive officer and its four other most highly compensated executive officers for the fiscal year ended January 31, 1996, and (c) all directors and executive officers of the Company as a group, without naming them.

                                                                       SERIES B                         SERIES C
                                COMMON STOCK                     CONVERTIBLE PREFERRED            CONVERTIBLE PREFERRED
                          ----------------------------     ----------------------------        -----------------------------
                          AMOUNT AND                       AMOUNT AND                          AMOUNT AND
NAME AND ADDRESS          NATURE OF                        NATURE OF                           NATURE OF
OF BENEFICIAL             BENEFICIAL     PERCENTAGE OF     BENEFICIAL     PERCENTAGE OF        BENEFICIAL      PERCENTAGE OF
OWNER(1)                  OWNERSHIP(2)      CLASS(2)       OWNERSHIP      CLASS                OWNERSHIP       CLASS
Rafael Kravec(3)             2,779,851      20.3%               5,419         1.9%                  8,835         1.5%

E. Scott Beattie(4)(5)         251,225       1.9                5,961         2.0                   9,185         1.6

Gretchen Cuzydlo(6)             57,970        *                 -             -                     -             -

Joseph M. Gilfarb(6)            58,734        *                 -             -                     -             -

Saul Kravec(6)                  56,734        *                 -             -                     -             -

William J. Mueller(6)           61,734        *                 -             -                     -             -

J.W. Nevil Thomas(4)(7)        119,101        *                 7,587         2.6                  11,682         2.0

Fred Berens(8)                 812,753       6.1                -             -                     -             -

Richard C.W. Mauran (9)      1,871,992      13.3               84,232        29.0                 131,518        23.0

George Dooley(10)               16,000        *                 -             -                     -             -

Estate of
 Eugene Ramos(11)              987,290       7.5

Bedford Capital
 Financial
 Corporation(4)(12)            713,251       5.3

All directors and
 executive officers
 as a group
 (11 persons)(10)(13)        6,102,728      40.1              103,199        35.5                 161,220        12.8

------------
  *   Less than one percent of the class.

(1) The address of each of the persons shown in the above table other than Bedford Capital Financial Corporation ("BCFC") and Messrs. Thomas and Mauran is c/o French Fragrances, Inc., 14100 NW 60th Avenue, Miami Lakes, Florida 33014. The address of BCFC is Charlotte House, Second Floor, Shirley Street, P.O. Box N964, Nassau, Bahamas. The address of Messrs. Thomas and Mauran is Scotia Plaza, Suite 4712, Toronto,
      Canada M5H 3Y2.

(2) Includes shares of Common Stock issuable upon the conversion of Series B Convertible Preferred and the Series C Convertible Preferred, and upon the exercise of options to acquire Common Stock ("Options"), held by such persons which may be converted or exercised within 60 days after April 28, 1997. A total of 7.12 shares of Common Stock are issuable upon conversion of one share of Series B Convertible Preferred. One share of Common Stock is issuable upon conversion of one share of Series C Convertible Preferred. Unless otherwise indicated, the Company believes that all persons named in the table above have sole voting power and investment power with respect to all shares of Common Stock, Series B Convertible Preferred and Series C Convertible Preferred beneficially owned by them.

(3) The information relating to the Common Stock is based on Amendment No. 1 to Schedule 13D, dated August 14, 1996, which was filed by Mr. Kravec. The Common Stock includes (i) 2,349,000 shares of Common Stock owned by Mr. Kravec, including 1,000 shares which are owned by Mr. Kravec's daughter and as to which he disclaims beneficial ownership, (ii) 38,583 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by National Trading Manufacturing, Inc. ("National Trading"), (iii) 8,835 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by National Trading, (iv) 80,100 shares of Common Stock issuable upon the exercise of Options held by Mr. Kravec, (v) 68,750 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures Due 2006 ("7.5% Convertible Debentures") held by Mr. Kravec, and (vi) 234,583 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by National Trading.

(4) The information relating to the Common Stock is based on a Schedule 13D, dated March 15, 1997, which was filed by BCFC.

(5) The Common Stock includes (i) 134,234 shares of Common Stock issuable upon the exercise of Options held by Mr. Beattie, (ii) 64,201 shares of Common Stock owned by E.S.B. Consultants, Inc. ("ESB"), (iii) 42,442 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by ESB, (iv) 9,185 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by ESB, and (v) 1,163 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures held by ESB.

(6) Includes 56,734 shares of Common Stock issuable upon the exercise of Options.

(7) The Common Stock includes (i) 53,400 shares of Common Stock issuable upon the exercise of Options held by Mr. Thomas, (ii) 54,019 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Nevcorp, Inc. ("Nevcorp"), and (iii) 11,682 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Nevcorp.

(8) The information relating to the Common Stock is based on Amendment No. 1 to Schedule 13D, dated July 26, 1996, which was filed by Mr. Berens. The Common Stock includes (i) 712,000 shares of Common Stock owned by Mr. Berens, (ii) 24,920 shares of Common Stock issuable upon the exercise of Options held by Mr. Berens, and (iii) 75,833 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Berens. Does not include 987,290 shares of Common Stock held by the Estate of Eugene Ramos, as to which Mr. Berens serves as a personal representative.

(9) The Common Stock includes (i) 879,859 shares of Common Stock owned by Mr. Mauran, (ii) 125,000 shares of Common Stock owned by Devonshire Trust ("Devonshire"), a trust of which Mr. Mauran is a trustee, (iii) 110,680 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Devonshire, (iv) 489,051 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Euro Credit Investments Limited ("Euro Credit"), a company controlled by Mr. Mauran, (v) 108,254 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Mr. Mauran, (vi) 23,264 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Devonshire, (vii) 24,920 shares of Common Stock issuable upon the exercise of Options held by Mr. Mauran, and (viii) 110,964 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Mauran. The information relating to the Common Stock is based on a Schedule 13D, dated March 15, 1997, which was filed by Mr.
       Mauran.

(10) The following shares are owned together with his spouse as joint tenants with right of survivorship: (i) 9,000 shares of Common Stock beneficially owned by Mr. Dooley, and (ii) 3,300 shares owned by an unnamed executive officer.

(11) Prior to the Merger, Eugene Ramos was the President and principal shareholder of Suave Shoe Corporation.

(12) The Common Stock includes (i) 417,801 shares of Common Stock, (ii) 240,378 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, and (iii) 55,072 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred.

(13) The Common Stock includes (i) 734,775 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, (ii) 161,220 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred, and (iii) 564,843 shares of Common Stock issuable upon the exercise of Options.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         Six directors are to be elected at the Annual Meeting. The six nominees named below are currently serving as the directors of the Company and have been designated by the Board of Directors (the "Board") as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The Board does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

         The names of the nominees and information about them are set forth below.

         RAFAEL KRAVEC, age 65, has served as Chairman of the Board since April 1997 and has served as Chief Executive Officer and as a director of the Company since the Merger in November 1995. Mr. Kravec served as President and Chief Executive Officer and a director of FFI from its formation in July 1992 until the consummation of the Merger. Mr. Kravec has also served as President and Chief Executive Officer and a director of (i) GB Parfums, Inc., a wholly-owned subsidiary of the Company, since its formation in March 1996 (and of the predecessor company), (ii) Halston Parfums, Inc., a wholly-owned subsidiary of the Company, since its formation in March 1996, (iii) Fine Fragrances, Inc. ("Fine Fragrances"), a wholly-owned subsidiary of the Company, since March 1990,
(iv) FRM Services, Inc., a wholly-owned subsidiary of the Company, since December 1996, and (v) National Trading, a company controlled by Mr. Kravec, since 1981. Mr. Kravec is the father of Saul Kravec who serves as a Vice President - Sales of the Company.

         J.W. NEVIL THOMAS, age 59, has served as Vice Chairman of the Board of the Company since April 1997 and previously served as Chairman of the Board of the Company since the consummation of the Merger. Mr. Thomas served as Chairman of the Board of FFI from its formation in July 1992 until the consummation of the Merger. Since 1970, Mr. Thomas has served as President of Nevcorp, a financial and management consulting firm which is controlled by Mr. Thomas. Mr. Thomas is Chairman of the Board of Bedford Capital Corporation ("Bedford"), a Toronto, Canada-based firm that is engaged in the business of providing merchant banking services through two private pools of capital to middle-market companies and is a wholly-owned subsidiary of BCFC, and as a director of BCFC, Pet Valu, Inc., a pet food retailer, and PMC International Inc., an investment management company.

         E. SCOTT BEATTIE, age 38, has served as President and Chief Operating Officer of the Company since April 1997, and has been a director of the Company since the consummation of the Merger. From November 1995 until April 1997, Mr. Beattie served as Vice Chairman of the Board and Assistant Secretary of the Company (positions he held with FFI from January 1995 until the consummation of the Merger). Since September 1989, Mr. Beattie has served as President of ESB, a financial and management consulting firm which is controlled by Mr. Beattie and has an agreement with the Company. Mr. Beattie has also served as Executive Vice President of Bedford since March 1995 and as Vice President of Bedford from September 1989 to March 1995. Mr. Beattie is a director of Bedford, BCFC, Microbix Biosystems, Inc., a biotechnology company, Cash Converters, Inc., a specialty retailer, and Janna Systems Inc., an applications software company.

         FRED BERENS, age 54, has served as a director of the Company since the Merger. Mr. Berens served as a director of FFI from its formation in July 1992 until the consummation of the Merger. Mr. Berens has served as Senior Vice President - Investments of Prudential Securities, Inc., an investment banking firm, since March 1965. Mr. Berens previously served as a director of the Company, when it was known as Suave Shoe Corporation, until December 1994.

         RICHARD C.W. MAURAN, age 63, has served as a director of the Company since the Merger. Mr. Mauran served as a director of FFI from its formation in July 1992 until the consummation of the Merger. Mr. Mauran is a private investor and serves as Chairman and Chief Executive Officer of BCFC and as a director of Bedford, Microbix Biosystems, Inc., Pet Valu, Inc., and US Physical Therapy, Inc., which owns and operates physiotherapy centers.

         GEORGE DOOLEY, age 64, has served as a director of the Company since March 1996. Mr. Dooley has served as President and Chief Executive Officer of
(i) Community Television Foundation of South Florida, Inc., a not-for-profit corporation supporting, and a licensee of, public television station WPBT Channel 2, since 1955, (ii) WPBT Communications Foundation, Inc., a not-for-profit corporation supporting public television station WPBT Channel 2, since 1981, and (iii) Comtel, Inc., a company providing television facilities to television producers, since 1981.

         Except with respect to Mr. Kravec's relationship with Saul Kravec described above, no family relationships exist between any of the executive officers and directors of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

                  COMPLIANCE WITH SECTION 16 UNDER THE 1934 ACT

         Federal securities laws require the Company's directors, executive officers, and persons who beneficially own more than 10 percent of the Common Stock to file reports of initial ownership and reports of subsequent changes in ownership with the Securities and Exchange Commission (the "Commission") and to provide copies of these reports to the Company. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure of the foregoing persons to file timely those reports during its fiscal year ended January 31, 1997. To the best of the Company's knowledge, based solely upon a review of copies of reports furnished to it and written representations that no other reports were required, all of the Company's directors, executive officers and 10 percent or greater beneficial owners of Common Stock made all such filings timely, with the following exceptions: one report reporting one transaction for each of (i) director and executive officer
E. Scott Beattie, (ii) director Richard C.W. Mauran and (iii) executive officer Gretchen Cuzydlo, was inadvertently filed late.

                      MEETINGS AND COMMITTEES OF THE BOARD

GENERAL

         During the fiscal year ended January 31, 1997, the Board of Directors held six meetings and each director attended at least 75% of the total meetings of the Board and at least 75% of the total meetings of the committees of the Board in which he served. The Board has an Audit Committee and Compensation Committee.

         The Audit Committee consists of Messrs. Berens, Dooley and Thomas, none of whom are presently or formerly employees of the Company. The Audit Committee oversees the procedures, scope and results of the annual audit and reviews the services provided by the Company's independent auditors. The Audit Committee met once during the fiscal year ended January 31, 1997.

         The Compensation Committee consists of Messrs. Berens and Dooley. The Compensation Committee administers the Company's stock option plans and determines the compensation of the Company's executive officers. The Compensation Committee met once during the fiscal year ended January 31, 1997.

         The Board does not have a standing nominating committee. The Board performs this function.

                              DIRECTOR COMPENSATION

         Directors who are employees of the Company or officers or employees of Bedford do not receive any monetary compensation for serving on the Board or any of its committees. Directors who are not employees or officers of the Company (currently Messrs. Berens, Dooley, Thomas and Mauran) as attached receive an annual retainer of $3,000 and a fee of $500 for each meeting of the Board or a committee of the Board attended. The Board also reimburses all directors for all expenses incurred in connection with their activities as directors. Under the terms of the Non-Employee Director Stock Option Plan (the "Directors' Plan"), non-employee directors receive stock options for 7,000 shares of Common Stock upon their initial election to the Board and stock options for 7,500 shares of Common Stock annually upon reelection to the Board at the annual meeting of shareholders. All options granted under the Directors' Plan are exercisable one year from the date of grant. During the fiscal year ended January 31, 1997, upon his initial election to the Board in March 1996, Mr. Dooley was granted stock options under the Directors' Plan for 7,000 shares exercisable at $6.00 per share. During the fiscal year ended January 31, 1997, upon their reelection to the Board at the annual meeting of shareholders in June 1996, each of Messrs. Beattie, Thomas, Berens, Mauran and Dooley were granted stock options under the Directors' Plan for 7,500 shares of Common Stock exercisable at $7.00 per share. Directors who are not on the Compensation Committee may also be granted stock options under the Company's 1995 Stock Option Plan (the "1995 Plan"). During the fiscal year ended January 31, 1997 and in recognition of his extensive role in connection with the management of the Company, Mr. Beattie was granted options for 92,500 shares of Common Stock under the 1995 Plan exercisable at $6.50 per share in three equal installments if and when the Common Stock of the Company next trades at $8.00, $11.00 and $15.00, respectively. For information on agreements which the Company has entered into with Bedford and companies affiliated with Messrs. Thomas and Beattie, see "Certain Relationships and Related Transactions."

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid by the Company for the fiscal year ended January 31, 1997, by FFI until the Merger and by the Company following the Merger for the fiscal year ended January 31, 1996, and by FFI for the seven months ended January 31, 1995 and the fiscal year ended June 30, 1994 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE
                                                                                            LONG-TERM
                                              ANNUAL COMPENSATION                          COMPENSATION
                                      ------------------------------------      --------------------------------
                                        FISCAL                                  OTHER ANNUAL        STOCK OPTION
NAME AND PRINCIPAL POSITION           PERIOD (1)    SALARY       BONUS (2)      COMPENSATION(3)       AWARDS (#)
Rafael Kravec                           1/31/97     $296,624     $120,000             --                    --
  Chairman of the Board and             1/31/96     $250,000     $ 90,000             --                    --
  Chief Executive Officer               1/31/95     $134,692     $125,000             --               106,800
                                        6/30/94     $174,308     $ 35,000             --                    --

William J. Mueller                      1/31/97     $166,502     $ 70,000             --                10,000
  Vice President - Operations           1/31/96     $130,000     $ 40,000             --                    --
   and Chief Financial Officer          1/31/95     $ 76,060     $ 40,000             --                53,400
                                        6/30/94     $113,173     $ 25,000             --                    --

Joseph M. Gilfarb                       1/31/97     $165,453     $ 70,000             --                10,000
  Vice President - Sales                1/31/96     $130,000     $ 25,000             --                    --
                                        1/31/95     $ 52,500     $ 97,746             --                53,400
                                        6/30/94     $ 90,000     $ 69,130             --                    --

Gretchen Cuzydlo                        1/31/97     $165,384     $ 70,000             --                10,000
  Vice President - Marketing            1/31/96     $123,077     $ 40,000             --                   --
                                        1/31/95     $ 52,500     $ 20,000             --                53,400
                                        6/30/94     $ 58,327     $  5,000             --                    --

Saul Kravec                             1/31/97     $165,089     $ 70,000             --                10,000
  Vice President - Sales                1/31/96     $130,000     $ 40,000             --                    --
                                        1/31/95     $ 77,500     $ 40,000             --                53,400
                                        6/30/94     $ 99,462     $ 20,000             --                    --

------------
(1) The amounts shown for "1/31/95" are for the seven months ended January 31, 1995; the amounts shown for "1/31/97", "1/31/96" and "6/30/94" are for the fiscal years ended January 31, 1997, January 31, 1996 and June 30, 1994, respectively. Effective January 31, 1995, FFI changed its fiscal year end from June 30 to January 31.

(2) The Company creates an annual bonus pool for Mr. Kravec and the other members of management equal to 6% of the pre-tax profit of the Company (the "6% Bonus Pool"). On an annual basis, the Compensation Committee approves the allocation of the 6% Bonus Pool among Mr. Kravec and the other members of the Company's management and other key employees of the Company. For Mr. Gilfarb, the amounts set forth under the "Bonus" column for the 1/31/95 and 6/30/94 periods represent sales commissions.

(3) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits. The aggregate amount of such compensation for each named executive did not exceed 10% of the total annual salary and bonus of such Named Executive and, accordingly, has been omitted from the table as permitted by the rules of the Commission.

OPTION GRANTS IN LAST FISCAL YEAR

                  The following table sets forth information regarding options granted during the fiscal year ended January 31, 1997 by the Company to the Named Executives.

                                                                                              POTENTIAL REALIZABLE VALUE
                                                                                               ASSUMED ANNUAL RATE OF STOCK
                                   PERCENT OF TOTAL                 MARKET                      PRICE APPRECIATION FOR
                                    OPTIONS GRANTED    EXERCISE      PRICE                          OPTION TERM(1)
                          OPTIONS    TO EMPLOYEES       OR BASE     ON DATE   EXPIRATION   ----------------------------------
NAME                      GRANTED   IN FISCAL YEAR     PRICE(2)    OF GRANT      DATE        0%($)      5%($)          10%($)
Rafael Kravec.............     0           --%           $  --      $  --           --     $   --      $    --    $    --
William J. Mueller........10,000         4.95             6.50       6.75       5/2/01      2,500       21,149     43,709
Joseph M. Gilfarb.........10,000         4.95             6.50       6.75       5/2/01      2,500       21,149     43,709
Gretchen Cuzydlo..........10,000         4.95             6.50       6.75       5/2/01      2,500       21,149     43,709
Saul Kravec...............10,000         4.95             6.50       6.75       5/2/01      2,500       21,149     43,709

------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the Commission and do not represent an estimate by the Company of its future stock price growth. This table does not take into account any appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executives.

(2) The exercise price for the options granted was based upon the average closing sales price of the Common Stock on the Nasdaq National Market for the 30 trading days prior to the date of grant, calculated in accordance with the terms of the Company's 1981 Employee Stock Option and Stock Appreciation Plan (the "1981 Plan"). The 1981 Plan was terminated by the Company in June 1996.

AGGREGATED FISCAL YEAR END OPTION VALUE TABLE

             The following table sets forth certain information concerning unexercised stock options held by the Named Executives at January 31, 1997. There were no exercises of stock options by the Named Executives during the fiscal year ended January 31, 1997.

                                                                                                  VALUE OF UNEXERCISED
                                                    NUMBER OF UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS AT
                                                       AT JANUARY 31, 1996(#)                    JANUARY 31, 1997($)(1)
                                                 -----------------------------------        ---------------------------------
NAME                                                  EXERCISABLE  UNEXERCISABLE              EXERCISABLE   UNEXERCISABLE
Rafael Kravec...........................................80,100       26,700                     $366,458       $122,153
William J. Mueller......................................56,734        6,666                      248,889          9,166
Joseph M. Gilfarb.......................................56,734        6,666                      248,889          9,166
Gretchen Cuzydlo........................................56,734        6,666                      248,889          9,166
Saul Kravec.............................................56,734        6,666                      248,889          9,166

------------
(1) Value is based on the difference between the option exercise price and the fair market value per share on January 31, 1997 ($7.875 per share which represents the closing sales price of the Common Stock on the Nasdaq National Market) multiplied by the number of shares underlying the option.

EMPLOYMENT AGREEMENT

             The Company has an employment agreement (the "Employment Agreement") with Rafael Kravec, its Chairman and Chief Executive Officer, whereby he agrees to devote a majority of his business time and energies to the business and affairs of the Company. The term of the Employment Agreement extends to April 2000. The Employment Agreement is automatically renewable for successive one-year periods unless either party gives written notice at least 90 days prior to the end of a term of his or its intention not to renew. The Employment Agreement provides for a base annual salary to be determined by the Board. Mr. Kravec is also entitled to participate in the Company's other employee benefits, including, without limitation, the 1995 Plan and the 6% Bonus Pool. The Employment Agreement provides that Mr. Kravec shall not engage or have an interest in any business competitive with or similar to that engaged by the Company during the term of the agreement and for a period of five years after its termination in the State of Florida or any other geographic area where the Company does business or in which its products are marketed. The Company has no other employment agreements with its executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

           Mr. Fred Berens served as a member of the Compensation Committee of the Board for the fiscal year ended January 1, 1997. Mr. Berens owns $546,000 principal amount of the Company's outstanding 7.5% Convertible Debentures. See "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

           The Compensation Committee submits the following report for fiscal 1997:

           The function of the Compensation Committee is to determine the compensation of the Company's senior management, including bonuses, and to administer the Company's 1995 Stock Option Plan. The Company's executive compensation program consists of three primary components: base salaries, bonuses and grants of stock options. Bonuses for senior management are allocated from the Company's 6% Bonus Pool pursuant to which 6% of the pre-tax profit of the Company is available as a bonus pool for the Chief Executive Officer and other members of management. The Compensation Committee may also, in its discretion, supplement monetary compensation with incentive compensation in the form of the grant of stock options under the 1995 Plan. All of the components of executive compensation are designed to facilitate fulfillment of the compensation objectives of the Board of Directors and the Compensation Committee, which objectives include: (i) providing market competitive compensation to attract and retain key management personnel; (ii) relating management compensation to the achievement of Company goals and the Company's performance; and (iii) aligning the interests of management with those of the Company's shareholders.

           The determination of the total compensation package for the Company's senior management was made after reviewing and considering a number of factors, including job responsibility, level of individual performance, achievement of Company goals, Company performance, compensation levels at competitive companies, as well as companies of similar size to the Company, and the Company's historical compensation levels. Following the completion of the fiscal year, the Compensation Committee met with the Chief Executive Officer and the President to review their recommendations with respect to the compensation package for other members of senior management. The Compensation Committee then determined the allocation of bonuses from the 6% Bonus Pool and whether to grant incentive stock options. Other than the 6% Bonus Pool which is specifically tied to Company performance, the compensation decisions were based upon an overall review of all of the relevant factors without giving specific weight to any one factor.

           Based on the Compensation Committee's evaluation that several members of the Company's management (in addition to the senior executives) also contributed to the Company's performance and achievement of its goals during fiscal 1997, the Compensation Committee allocated the 6% Bonus Pool to a greater number of management personnel than in prior years, as well as to other key employees. The Compensation Committee's stock option grants reflected in the Summary Compensation Table for the Named Executives were granted in May 1996 and were grants based primarily on fiscal 1996 compensation. For fiscal 1997 performance, the Compensation Committee granted incentive stock options for 30,000 shares of Common Stock to key personnel other than the Named Executives.

           The determination of salary and bonus during fiscal 1997 for Rafael Kravec, the Chairman and Chief Executive Officer of the Company, was based primarily on job responsibility, achievement of company goals (including his role with respect to Company's growth, the Company's acquisitions of fragrance brands or new distribution arrangements and the Company's public financing), the Company's performance and the compensation levels for chief executive officers at competitive companies. There was no specific relationship or formula by which Mr. Kravec's specific compensation was tied to Company performance other than the 6% Bonus Pool.


                                                         Fred Berens
                                                         George Dooley

PERFORMANCE GRAPH

NOTE: Prior to the November 1995 Merger, the Company (which was then known as Suave Shoe Corporation) had discontinued its shoe manufacturing and distribution operations. Management of the Company believes that reflecting total return data for the Company relating to the shoe operations prior to the Merger would be of no relevance to its shareholders and potentially misleading. Accordingly, management of the Company has omitted all historical data which does not relate to the Company's fragrance operations following the Merger and has begun the performance graph comparison as of the effective date of the Merger.

The performance graph data set forth below compares the cumulative total returns, including the reinvestment of dividends, of the Common Stock with the companies in the Nasdaq Stock Market (U.S.) Index and with four peer group companies (the "Peer Group"), which include: Allou Health & Beauty Care, Inc.; Jean Philippe Fragrances, Inc.; Parlux Fragrances, Inc.; and Perfumania, Inc. The Peer Group consists of companies engaged in fragrance manufacturing, distribution and sales with similar market capitalizations to the Company. The comparison covers a period from the November 30, 1995 effective date of the Merger in which the Company's operations became the fragrance operations of FFI until January 31, 1997, and is based on an assumed $100 investment on November 30, 1995 in the Nasdaq Stock Market (U.S.) Index, the Peer Group and in the Common Stock. The Common Stock is listed on the Nasdaq National Market under the symbol "FRAG."


[GRAPHIC OMITTED]



                                                  CUMULATIVE TOTAL RETURN
                                            11/30/95    01/31/96     01/31/97
                                            ---------------------------------
           French Fragrances, Inc.             100          141         168

           Peer Group                          100           99          67

           NASDAQ National Market (U.S.)       100          100         131

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS

           Rafael Kravec, the Chairman and Chief Executive Officer of the Company and the President and Chief Executive Officer of Fine Fragrances, is the controlling shareholder of National Trading. E. Scott Beattie, the President and a director of the Company, is the controlling shareholder of ESB and a director of BCFC and Bedford. J.W. Nevil Thomas, a director of the Company, BCFC and Bedford, is the controlling shareholder of Nevcorp. Richard C.W. Mauran, a director of the Company, BCFC and Bedford, is the controlling shareholder of Euro Credit, the co-trustee of Devonshire and controls the corporation which is the beneficiary of the trust named Devonshire Holdings. Fred Berens is a director of the Company. Since the May 1997 acquisition by the Company of the interest in Fine Fragrances not previously held by the Company (the "Fine Fragrances Acquisition"), Fine Fragrances is a wholly-owned subsidiary of the Company. Prior to the Fine Fragrances Acquisition, the Company had a 49.99% ownership interest in Fine Fragrances.

RELATED TRANSACTIONS

           Following the Merger on November 30, 1995, the Company entered into a registration rights agreement with Bedford, for itself and on behalf of the investors in the two funds managed by Bedford (the "Bedford Funds") holding shares of Series B Convertible Preferred and Common Stock, Rafael Kravec, Eugene Ramos (who was the President of Suave Shoe Corporation prior to the Merger) and Fred Berens pursuant to which the Company granted certain demand and "piggyback" registration rights to such persons with respect to the Common Stock owned by them (including Common Stock issuable upon the conversion of the Series B Convertible Preferred), provided that a demand can only be made for at least an aggregate of 1,000,000 shares of Common Stock. "Piggyback" registration rights permit such persons to require the Company to include their shares of Common Stock in a registration for the account of the Company or other shareholders, subject to certain limitations. Demand registration rights terminate November 30, 2000, and "piggyback" registration rights terminate on November 30, 2002. On March 20, 1996, the agreement was amended to grant registration rights to the investors in the Bedford Funds holding shares of the Series C Convertible Preferred with respect to the Common Stock issuable upon the conversion thereof, and on July 22, 1996, the agreement was further amended to grant similar registration rights to the holders of 7.5% Convertible Debentures with respect to the Common Stock issuable upon the conversion thereof.

           The Company is a party to a one-year agreement dated as of April 1, 1997 (the "Chief Operating Officer Compensation Agreement") with ESB. The Chief Operating Officer Compensation Agreement provides for a fee payable to ESB of $300,000 per year, which fee is subject to increase as determined by the Board. In addition, the Company reimburses ESB for pre-approved travel expenses. Mr. Beattie does not draw a salary from the Company.

           Prior to the date of the Chief Operating Officer Compensation Agreement, the Company was a party to certain monitoring agreements with (i) Bedford, (ii) Nevcorp, and (iii) ESB, pursuant to which such entities provided financial advisory services to the Company. All of these monitoring agreements were terminated and replaced by the Chief Operating Officer Compensation Agreement. Pursuant to the monitoring agreements, (i) Bedford, Nevcorp and ESB received fees of $132,000, $47,000, and 96,000, respectively, during the fiscal year ended January 31, 1997. In addition, under these agreements the Company reimbursed Bedford, Nevcorp, and ESB for pre-approved travel expenses.

           In connection with certain management and financial advisory services performed by Bedford Capital Financial Inc., a wholly owned subsidiary of Bedford ("BCFI"), over several months on behalf of the Company with respect to the March 1996 acquisition of the Halston fragrance brands (the "Halston Acquisition"), the Company paid BCFI a management services fee of $200,000.

           During the fiscal year ended January 31, 1997, the Company had outstanding $7.4 million aggregate principal amount of the 8.0% Secured Subordinated Debentures Series I Due 2005 (the "8% Series I Debentures"), of which (i) $159,193 in aggregate principal amount were owned by National Trading,
(ii) $477,759 in aggregate principal amount were owned by BCFC, (iii) $1,894,397 in aggregate principal amount were owned by Richard C.W. Mauran and Devonshire Holdings, and (iv) $175,112 in aggregate principal amount were owned by ESB. In March 1996, the Company issued $3.0 million aggregate principal amount of 8.0% Secured Subordinated Debentures Series II Due 2005 (the "8.0% Series II Debentures") as part of the financing for the acquisition of the Halston brands of which (i) $57,798 in aggregate principal amount were owned by National Trading, (i) $173,391 in aggregate principal amount were owned by BCFC, (iii) $680,922 in aggregate principal amount were owned by Mr. Mauran and Devonshire, and (iv) $60,275 in aggregate principal amount were owned by ESB. The 8.0% Series I Debentures and 8.0% Series II Debentures were repaid in May 1997 with a portion of the net proceeds of a senior note offering consummated by the Company.

           At January 31, 1997, the Company also has outstanding $5.46 million aggregate principal amount of 7.5% Convertible Debentures, of which (i) $2,184,000 in aggregate principal amount are owned by Mr. Kravec and National Trading, (ii) $546,000 in aggregate principal amount are owned by Fred Berens,
(iii) $798,942 in aggregate principal amount are owned by Mr. Mauran and Devonshire, and (iv) $8,374 in aggregate principal amount are owned by ESB.

           At January 31, 1997, the Company had outstanding balances from National Trading and Fine Fragrances in the principal amounts of $1.1 million and $519,000, respectively. These loans bear interest at the prime rate and are short-term in nature. As a result of the Fine Fragrances Acquisition, the loan from Fine Fragrances will be canceled.

           The Company is a party to a lease agreement dated as of July 2, 1992, with National Trading, pursuant to which the Company leases from National Trading a 55,000 square foot facility (the "National Trading Facility") which prior to May 1997 served as the Company's executive offices. The property is subject to a mortgage by National Trading to secure its obligation for industrial development revenue bonds issued through the Dade County Industrial Development Authority in the original amount of $3 million. Pursuant to the lease, the Company is required to maintain a maximum leverage ratio, a minimum tangible capital base, a minimum current ratio and a minimum interest coverage ratio, and is subject to limits on capital expenditures. In addition, the Company agreed not to assign the lease without the prior written consent of the Industrial Development Authority and the trustee under the Bond Indenture. Under the terms of the lease, the Company has an option to purchase the leased property on or before the end of the lease term at a price of $1.8 million less the amount equal to the product of $10,000 multiplied by the number of months for which the Company has paid rent pursuant to the lease. The Company and National Trading are pursuing a sale or lease of the National Trading Facility to a third party that would discharge the Company from the lease obligation. There is no assurance that any such sale or lease will be consummated. The Company made lease payments to National Trading during the fiscal year ended January 31, 1997 totaling $259,000.

           Prior to the Fine Fragrances Acquisition, the Company had been a party to a management agreement with Fine Fragrances (the "Management Agreement"), pursuant to which the Company provided office space and equipment, warehousing and delivery facilities and certain managerial, accounting and legal services to Fine Fragrances in return for a management fee of 12% of the gross sales of Fine Fragrances payable on a monthly basis. In addition, the Company was reimbursed for certain business expenses incurred by the Company in connection with the performance of the services under the Management Agreement. The Company received management fees under the Management Agreement totaling $925,000 during the fiscal year ended January 31, 1997. The Management Agreement was terminated upon consummation of the Fine Fragrances Acquisition.


                   PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

           The Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as the independent auditors for the Company for the fiscal year ending January 31, 1998. Deloitte & Touche LLP has been acting as the independent auditors of the Company since February 22, 1996, and served as the independent auditors of FFI, whose fragrance distribution operations became the operations of the Company following the Merger, since FFI's inception in 1992. In conjunction with the appointment of Deloitte & Touche LLP, on February 22, 1996, the Board of Directors of the Company, based on the recommendation of the Audit Committee of the Board, dismissed Arthur Andersen LLP as the independent auditors of the Company. Arthur Andersen LLP served as the independent auditors of the Company when it was known as Suave Shoe Corporation and when its business operations consisted of the manufacture of athletic footwear. The Board based its decision to change independent auditors for the Company on FFI's experience with Deloitte & Touche LLP and Deloitte & Touche LLP's familiarity with the fragrance operations of the Company following the Merger.

           The report issued by Arthur Andersen LLP for Suave Shoe Corporation's fiscal year ended September 30, 1995 did not contain an adverse opinion or a disclaimer of opinion, nor was any such opinion qualified or modified as to uncertainty, audit scope or accounting principles, although such report gave emphasis, in a separate paragraph, to the shareholders' approval of the Merger. This "emphasis" paragraph did not modify or qualify the independent auditors' report for the fiscal year ended September 30, 1995. During the fiscal year ended September 30, 1995 and subsequent interim periods, there were no disagreements between the Company and Arthur Andersen LLP concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter of the disagreements in connection with any of its reports on the Company's financial statements. During the fiscal year ended September 30, 1995 and subsequent interim periods, there were no matters which may be construed as "reportable events" within the meaning of Item 304(a)(1)(v)(A) through (D) of Regulation S-K promulgated by the Commission.

           Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 31, 1998.

                              SHAREHOLDER PROPOSALS

           Shareholder proposals to be considered for inclusion in the proxy materials of the Company for its 1998 Annual Meeting of Shareholders must be received by the Company by January 21, 1998.


                                  OTHER MATTERS

           The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally by mail, but directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by facsimile transmission. The Company will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

           The Board of Directors is not aware of any matters to be presented at the meeting other than the matters described herein and does not intend to bring any other matters before the meeting. However, if any other matters should come before the meeting, or any adjournment thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.


                                      By Order of the Board of Directors


                                      OSCAR E. MARINA
                                      SECRETARY


Miami, Florida
May 21, 1997.

                         REVOCABLE PROXY - COMMON STOCK
                             FRENCH FRAGRANCES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 20, 1997

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              The undersigned hereby appoints Oscar E. Marina and William J. Mueller as proxies each with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of Common Stock of French Fragrances, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders, to be held at the Company's executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, on Friday, June 20, 1997 at 10:00 a.m., Eastern Standard Time, and at any postponement or adjournment thereof, as stated on the reverse side.

              THIS PROXY WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1 AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS WHICH IS PROPOSAL 2, AND ON OTHER MATTERS PRESENTED FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSONS NAMED IN THE PROXY.

              Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the Annual Meeting, by written notice to the Secretary of French Fragrances, Inc. or by delivery of a later-dated proxy. Attendance at the Annual Meeting without further action will not automatically revoke a proxy.

         [CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE]

      [REVERSE SIDE OF CARD



The Board of directors recommends a vote FOR
Items 1 and 2.


Item 1-  ELECTION OF DIRECTORS

         J.W. Nevil Thomas            E. Scott Beattie
         Rafael Kravec                Fred Berens
         Richard C.W. Mauran          George Dooley

FOR                     WITHHOLD AUTHORITY
[ ]                      [ ]

Instruction: To withold authority to vote for any individual nominee, write that nominee's name in the space provided below:

_______________________________________________
_______________________________________________
_______________________________________________



 Please mark your votes as indicated in this
 example   [X]


Item 2 -  RATIFICATION OF APPOINTMENT OF
         DELOITTE & TOUCHE LLP AS
         INDEPENDENT AUDITORS


FOR               AGAINST             ABSTAIN
[ ]                  [ ]                [ ]

OTHER BUSINESS

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


Signature(s): _____________________________

Signature(s): _____________________________

Date: _______________
NOTE:  Please sign as name appears hereon. Joint owners should each sign.
       When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.